Exhibit 99.1

FOR IMMEDIATE RELEASE
July 23, 2014

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Second Quarter 2014 Earnings
And Revised Conference Call Time

Highlights

•
Net income of $21.2 million and diluted earnings per share of $0.40, net of a reduction in net income of $850 thousand, or $0.02 per diluted share, associated with acquisition-related expenses and FDIC acquired loan accounting

•	Record loan production of over $250 million during the quarter

•	Compared to the first quarter of 2014, both net interest margin and operating net interest margin expanded to 4.86% and 4.27%, respectively

•	Nonperforming assets to period end noncovered assets reduced to 0.65%, a decrease of 19 basis points from year end and a decrease of 10 basis points from March 31, 2014

TACOMA, Washington, July 23, 2014 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB (“Columbia”) said today upon the release of Columbia's second quarter 2014 earnings, “We had a very solid quarter driven by record loan production that resulted in over 14% annualized noncovered loan growth for the period. Our reported earnings per share of $0.40 was negatively impacted by $0.02 due to the combination of acquisition related expense and the impact of our FDIC acquired loan accounting.” Ms. Dressel continued, “The second quarter marked the one year anniversary of the closing of our acquisition of West Coast Bancorp, and we have achieved the anticipated cost saves and expected earnings accretion.”

Significant Influences on the Quarter Ended June 30, 2014
Balance Sheet
Noncovered loans were $4.45 billion at June 30, 2014, up $155.6 million, or 4% from $4.30 billion at March 31, 2014. The increase in noncovered loans was driven by originations, which were over $250 million during the current quarter. Securities were $1.62 billion at June 30, 2014, a decrease of $49.7 million, or 3% from $1.67 billion at March 31, 2014.
Total deposits at June 30, 2014 were $5.99 billion, a decrease of $59.3 million, or 1% from $6.04 billion at March 31, 2014 due largely to seasonal deposit fluctuations. Compared to year end 2013, total deposits have increased $25.6 million. Core deposits comprised 96% of total deposits and were $5.74 billion at June 30, 2014.

Asset Quality
At June 30, 2014, nonperforming assets to noncovered assets were 0.65% or $45.8 million, down from 0.75%, or $52.3 million, at March 31, 2014. Nonaccrual loans decreased $5.8 million during the second quarter driven by payments of $3.7 million, the return of $3.5 million of nonaccrual loans to accrual status, charge-offs of $1.8 million, and $2.1 million of loans transferred to other real estate owned ("OREO"), partially offset by $5.3 million of new nonaccrual loans. Noncovered OREO and other personal property owned ("OPPO") decreased by $721 thousand during the second quarter, primarily due to $2.1 million in sales and $636 thousand in write-downs, partially offset by the previously mentioned $2.1 million transferred from loans.

The following table sets forth, at the dates indicated, information regarding noncovered nonaccrual loans and total noncovered nonperforming assets:

	June 30, 2014	March 31, 2014	December 31, 2013
	(in thousands)
Nonaccrual noncovered loans:
Commercial business	$11,484	$14,541	$12,609
Real estate:
One-to-four family residential	3,024	2,900	2,667
Commercial and multifamily residential	11,039	11,050	11,043
Total real estate	14,063	13,950	13,710
Real estate construction:
One-to-four family residential	1,040	3,026	3,705
Total real estate construction	1,040	3,026	3,705
Consumer	4,026	4,880	3,991
Total nonaccrual loans	30,613	36,397	34,015
Noncovered other real estate owned and other personal property owned	15,203	15,924	23,918
Total nonperforming noncovered assets	$45,816	$52,321	$57,933
The following table provides an analysis of the Company's allowance for loan and lease losses ("ALLL") at the dates and the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands)
Beginning balance	$50,442	$51,119	$52,280	$52,244
Charge-offs:
Commercial business	(1,717)	(961)	(1,950)	(2,275)
One-to-four family residential real estate	—	(28)	(207)	(144)
Commercial and multifamily residential real estate	(1,963)	(614)	(2,986)	(1,397)
One-to-four family residential real estate construction	—	—	—	(133)
Consumer	(909)	(638)	(1,636)	(809)
Total charge-offs	(4,589)	(2,241)	(6,779)	(4,758)
Recoveries:
Commercial business	1,712	352	2,202	465
One-to-four family residential real estate	12	141	40	141
Commercial and multifamily residential real estate	537	84	576	177
One-to-four family residential real estate construction	442	49	484	2,188
Consumer	338	194	591	241
Total recoveries	3,041	820	3,893	3,212
Net charge-offs	(1,548)	(1,421)	(2,886)	(1,546)
Provision for loan and lease losses	600	2,000	100	1,000
Ending balance	$49,494	$51,698	$49,494	$51,698

Columbia's allowance for loan losses to nonperforming, noncovered loans ratio was 162% at June 30, 2014, up from 139% at March 31, 2014. The increase in this ratio was caused by a decrease in nonperforming, noncovered loans. The allowance for noncovered loan losses to period end loans was 1.11% at June 30, 2014 compared to 1.17% at March 31, 2014. Excluding acquired loans, the allowance at June 30, 2014 represented 1.34% of noncovered loans, compared to 1.58% of noncovered loans at December 31, 2013. The allowance to noncovered loans, excluding acquired loans is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the allowance to noncovered loans, excluding acquired loans. The decline reflects strong organic loan growth as well as continued improvement in the Company's asset quality metrics.
For the second quarter of 2014, Columbia had a provision of $600 thousand for noncovered loans. For the comparable quarter last year the company had a provision of $2.0 million. The provision recorded during the current quarter was driven by net loan charge-offs experienced in the quarter, partially offset by improving asset quality metrics.
Andy McDonald, Columbia’s Chief Credit Officer stated, “Our credit metrics continue to improve and we are moving closer to our long-term average for nonperforming assets. With the credit challenges of the economic downturn largely in the rearview mirror, our charge-off and nonaccrual loan activity has been in the normal course of business and is not the result of any troubled portfolio sectors.”

Net Interest Margin ("NIM")
Columbia's net interest margin (tax equivalent) of 4.86% for the second quarter of 2014 was consistent with the linked quarter margin of 4.85%. Compared to the second quarter of 2013, Columbia's net interest margin decreased 33 basis points from 5.19%, primarily due to lower incremental accretion on acquired loans, which was $18.1 million for the prior year quarter, and only $11.3 million for the current quarter.
Columbia's operating net interest margin (tax equivalent)(1) increased to 4.27% for the second quarter of 2014, compared to the linked quarter margin of 4.19%. The increase was primarily due to higher average loan balances. Compared to the second quarter of 2013, the operating net interest margin decreased 7 basis points from 4.34% primarily due to the continuing low interest rate environment.

The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(dollars in thousands)
Incremental accretion income due to:
FDIC acquired impaired loans	$5,734	$7,837	$12,223	$16,212
Other FDIC acquired loans	95	638	299	1,708
Other acquired loans	5,481	9,635	11,096	9,635
Incremental accretion income	$11,310	$18,110	$23,618	$27,555

Net interest margin (tax equivalent)	4.86%	5.19%	4.86%	5.13%
Operating net interest margin (tax equivalent) (1)	4.27%	4.34%	4.23%	4.28%
__________
(1) Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of operating net interest margin to net interest margin.
Impact of FDIC Acquired Loan Accounting
The following table illustrates the impact to earnings associated with Columbia's FDIC acquired loan portfolios:

FDIC Acquired Loan Activity

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(in thousands)
Incremental accretion income on FDIC acquired impaired loans	$5,734	$7,837	$12,223	$16,212
Incremental accretion income on other FDIC acquired loans	95	638	299	1,708
Recapture (provision) for losses on covered loans	(1,517)	1,712	(3,939)	732
Change in FDIC loss-sharing asset	(5,050)	(13,137)	(9,869)	(23,620)
FDIC clawback liability benefit (expense)	103	(199)	(101)	(430)
Pre-tax earnings impact	$(635)	$(3,149)	$(1,387)	$(5,398)
The incremental accretion income on FDIC acquired impaired loans in the table above represents the amount of income recorded on acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. At June 30, 2014, the accretable yield on acquired impaired loans was $92.5 million. The accretable yield represents income to be recorded by Columbia over the remaining life of the acquired loans. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.

The $1.5 million net provision for losses on covered loans in the current period is substantially offset by an 80%, or $1.2 million, benefit to the change in the FDIC loss-sharing asset, resulting in a negative net pre-tax earnings impact of $303 thousand. The provision for losses on covered loans was primarily due to decreased expected future cash flows as remeasured during the current quarter when compared to the prior quarter's remeasurement.
The $5.1 million change in the FDIC loss-sharing asset in the current quarter negatively affected noninterest income and consists of $5.8 million of amortization expense and approximately $500 thousand of expense related to covered other real estate owned, partially offset by the $1.2 million adjustment described above.
Second Quarter 2014 Results

Net Interest Income
Net interest income for the second quarter of 2014 was $75.1 million, an increase of $1.2 million compared to the first quarter of 2014. This increase was due to higher average noncovered loan balances during the current quarter. Compared to the second quarter of 2013, net interest income decreased by $4.9 million from $80.0 million. The decrease from the prior year period is primarily due to the $4.2 million decrease in loan accretion income related to the West Coast acquisition. For additional information regarding net interest income, see "Average Balances and Rates" tables.
Noninterest Income
Total noninterest income was $14.6 million for the second quarter of 2014, compared to $6.8 million for the second quarter of 2013. The increase from the prior year period was due to the expense recorded for the change in FDIC loss-sharing asset, which was $8.1 million less in the current quarter compared to the second quarter of 2013. Compared to the first quarter of 2014, noninterest income before change in loss-sharing asset increased $850 thousand, from $18.8 million to $19.7 million, primarily due to an increase of $854 thousand in service charges and other fees.

The change in the FDIC loss-sharing asset is a significant component of noninterest income. The following table reflects the income statement components of the change in the FDIC loss-sharing asset for the three and six month periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
Adjustments reflected in income
Amortization, net	(5,764)	(9,801)	(12,216)	(19,580)
Loan impairment (recapture)	1,214	(1,370)	3,151	(585)
Sale of other real estate	(965)	(2,251)	(1,721)	(3,597)
Write-downs of other real estate	276	102	792	154
Other	189	183	125	(12)
Change in FDIC loss-sharing asset	$(5,050)	$(13,137)	$(9,869)	$(23,620)
Noninterest Expense
Total noninterest expense for the second quarter of 2014 was $57.8 million, a decrease of $6.7 million, or 10% from $64.5 million for the same quarter in 2013. The decrease from the prior year period was primarily due to lower acquisition-related expenses of $672 thousand for the current quarter compared to $9.2 million for the prior year period. This reduction in acquisition-related costs was partially offset by the reduction in OREO benefit, which went from $2.8 million in the second quarter of 2013 to only $97 thousand in the current quarter.
Compared to the first quarter of 2014, noninterest expense increased $378 thousand. The slight increase was primarily due to an increase in other noninterest expense of $391 thousand related to branch consolidation expenses.

Organizational Update
Melanie Dressel commented, “We continually review our branch system to ensure that we are running effectively and efficiently, while providing the best possible customer service. We currently operate 139 branches throughout our Washington and Oregon footprint, down from 142 at year-end 2013. During the second quarter, we merged two of our downtown Tacoma, Washington branches, and announced we have entered into an agreement to sell three Olympic Peninsula branches to Sound Community Bank; the transaction is expected to close during the third quarter this year. Also during the third quarter, our Clackamas, Oregon branch will relocate to a more convenient new location.”
Ms. Dressel continued, “We are very gratified that our employees enjoy being a part of the Columbia family. For the eighth consecutive year, we have been named one of “Washington’s Best Workplaces” for 2014.”
Revised Conference Call Information
Columbia's management will discuss the second quarter 2014 results on a conference call scheduled for Thursday, July 24, 2014 at 9:00 a.m. PDT (12:00 pm EDT). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #71565968.

A conference call replay will be available from approximately 12:00 p.m. PDT on July 24, 2014 through midnight PDT on July 31, 2014. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #71565968.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank, with 79 branches in Washington and 60 in Oregon. For the eighth consecutive year, the bank was named in 2014 as one of Puget Sound Business Journal's "Washington's Best Workplaces."

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Six Months Ended
Unaudited	June 30,				June 30,
	2014		2013		2014		2013
Earnings	(dollars in thousands except per share amounts)
Net interest income	$75,124		$79,989		$149,064		$133,471
Provision for loan and lease losses	$600		$2,000		$100		$1,000
Provision for losses on covered loans, net (1)	$1,517		$(1,712)		$3,939		$(732)
Noninterest income	$14,627		$6,808		$28,635		$8,466
Noninterest expense	$57,764		$64,504		$115,150		$102,553
Acquisition-related expense (included in noninterest expense)	$672		$9,234		$1,638		$9,957
Net income	$21,227		$14,591		$41,071		$26,767
Per Common Share
Earnings (basic)	$0.40		$0.28		$0.79		$0.59
Earnings (diluted)	$0.40		$0.28		$0.77		$0.58
Book value	$20.71		$20.07		$20.71		$20.07
Averages
Total assets	$7,229,187		$7,110,957		$7,186,709		$5,987,243
Interest-earning assets	$6,339,102		$6,284,281		$6,292,157		$5,316,008
Loans, including covered loans	$4,646,356		$4,571,181		$4,592,033		$3,771,314
Securities	$1,645,993		$1,665,180		$1,664,081		$1,360,114
Deposits	$5,968,881		$5,824,802		$5,935,544		$4,912,533
Interest-bearing deposits	$3,807,710		$3,986,581		$3,790,137		$3,366,784
Interest-bearing liabilities	$3,901,016		$4,161,095		$3,884,628		$3,470,257
Noninterest-bearing deposits	$2,161,171		$1,838,221		$2,145,407		$1,545,749
Shareholders' equity	$1,084,927		$1,051,380		$1,076,189		$910,667
Financial Ratios
Return on average assets	1.17%		0.82%		1.14%		0.89%
Return on average common equity	7.83%		5.56%		7.64%		5.88%
Average equity to average assets	15.01%		14.79%		14.97%		15.21%
Net interest margin (tax equivalent)	4.86%		5.19%		4.86%		5.13%
Efficiency ratio (tax equivalent) (2)	62.61%		72.60%		63.06%		70.35%
Operating efficiency ratio (tax equivalent) (3)	63.80%		64.13%		64.49%		64.99%

	June 30,				December 31,
Period end	2014		2013		2013
Total assets	$7,297,458		$7,070,465		$7,161,582
Covered assets, net	$255,151		$351,545		$289,790
Loans, excluding covered loans, net	$4,452,674		$4,181,018		$4,219,451
Allowance for noncovered loan and lease losses	$49,494		$51,698		$52,280
Securities	$1,621,929		$1,541,039		$1,696,640
Deposits	$5,985,069		$5,747,861		$5,959,475
Core deposits	$5,735,047		$5,467,899		$5,696,357
Shareholders' equity	$1,092,151		$1,030,674		$1,053,249
Nonperforming, noncovered assets
Nonaccrual loans	$30,613		$43,610		$34,015
Other real estate owned ("OREO") and other personal property owned("OPPO")	15,203		24,423		23,918
Total nonperforming, noncovered assets	$45,816		$68,033		$57,933
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.03%		1.62%		1.37%
Nonperforming loans to period-end noncovered loans	0.69%		1.04%		0.81%
Nonperforming assets to period-end noncovered assets	0.65%		1.01%		0.84%
Allowance for loan and lease losses to period-end noncovered loans	1.11%		1.24%		1.24%
Allowance for loan and lease losses to nonperforming noncovered loans	161.68%		118.55%		153.70%
Net noncovered loan charge-offs	$2,886	(4)	$1,546	(5)	$3,124	(6)

(1) Provision(recapture) for losses on covered loans was partially offset by $1.2 million in income and $1.4 million in expense recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended June 30, 2014 and 2013, respectively. For the six months ended June 30, 2014 and 2013, provision(recapture) for losses on covered loans was partially offset by $3.2 million in income and $586 thousand in expense, respectively.

(2) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.
(3) The operating efficiency ratio (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the operating efficiency ratio (tax equivalent) to the efficiency ratio (tax equivalent). During the second quarter of 2014, the methodology was changed to now exclude Washington state Business and Occupation ("B&O") taxes. Amounts presented in prior periods have been adjusted to conform with the current methodology.

(4) For the six months ended June 30, 2014.
(5) For the six months ended June 30, 2013.
(6) For the twelve months ended December 31, 2013.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,		December 31,
	2014		2013
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,735,588	39.0%	$1,561,782	37.0%
Real estate:
One-to-four family residential	102,632	2.3%	108,317	2.6%
Commercial and multifamily residential	2,127,520	47.8%	2,080,075	49.2%
Total real estate	2,230,152	50.1%	2,188,392	51.8%
Real estate construction:
One-to-four family residential	61,481	1.4%	54,155	1.3%
Commercial and multifamily residential	134,140	3.0%	126,390	3.0%
Total real estate construction	195,621	4.4%	180,545	4.3%
Consumer	348,439	7.8%	357,014	8.5%
Subtotal loans	4,509,800	101.3%	4,287,733	101.6%
Less: Net unearned income	(57,126)	(1.3)%	(68,282)	(1.6)%
Total noncovered loans, net of unearned income	4,452,674	100.0%	4,219,451	100.0%
Less: Allowance for loan and lease losses	(49,494)		(52,280)
Noncovered loans, net	4,403,180		4,167,171
Covered loans, net of allowance for loan losses of ($19,801) and ($20,174), respectively	242,100		277,671
Total loans, net	$4,645,280		$4,444,842
Loans held for sale	$750		$735

	June 30,		December 31,
	2014		2013
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$2,190,161	36.6%	$2,171,703	36.4%
Interest bearing demand	1,189,620	19.9%	1,170,006	19.6%
Money market	1,553,269	26.0%	1,569,261	26.3%
Savings	532,276	8.9%	496,444	8.3%
Certificates of deposit less than $100,000	269,721	4.4%	288,943	4.9%
Total core deposits	5,735,047	95.8%	5,696,357	95.5%

Certificates of deposit greater than $100,000	182,697	3.1%	201,498	3.5%
Certificates of deposit insured by CDARS®	18,690	0.3%	19,488	0.3%
Brokered money market accounts	48,408	0.8%	41,765	0.7%
Subtotal	5,984,842	100.0%	5,959,108	100.0%
Premium resulting from acquisition date fair value adjustment	227		367
Total deposits	$5,985,069		$5,959,475

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	June 30,		December 31,
	2014		2013
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$13,051	$—	$12,093	$26
Noncovered	15,203	—	23,834	84
Total	$28,254	$—	$35,927	$110

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
OREO and OPPO Earnings Impact	(in thousands)
Net cost of operation of noncovered OREO	$730	$393	$1,057	$339
Net benefit of operation of covered OREO	(827)	(3,221)	(1,008)	(5,668)
Net cost (benefit) of operation of OREO	$(97)	$(2,828)	$49	$(5,329)

Noncovered OPPO cost (benefit), net	$—	$8	$(125)	$(96)
Covered OPPO benefit, net	(20)	—	(19)	—
OPPO benefit, net (1)	$(20)	$8	$(144)	$(96)

(1) OPPO cost (benefit), net is included in Other noninterest expense in the Consolidated Statements of Income.

The following table shows a summary of FDIC acquired loan accounting for the five most recent quarters:

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	(in thousands)
Expense to pre-tax earnings (1)	$(635)	$(752)	$(1,248)	$(3,362)	$(3,149)

Balance sheet components:
Covered loans, net of allowance	$242,100	$260,158	$277,671	$302,160	$338,661
Covered OREO	13,051	14,712	12,093	12,730	12,854
FDIC loss-sharing asset	27,981	36,837	39,846	53,559	67,374

(1) For details of the components of expense to pre-tax earnings related to FDIC acquired loan accounting, see previous table entitled "FDIC Acquired Loan Activity."

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	June 30,	March 31,	December 31,	September 30,	June 30,
	2014	2014	2013	2013	2013
	(dollars in thousands except per share)
Earnings
Net interest income	$75,124	$73,940	$77,209	$80,415	$79,989
Provision (recapture) for loan and lease losses	$600	$(500)	$(2,100)	$4,260	$2,000
Provision (recapture) for losses on covered loans	$1,517	$2,422	$(1,582)	$(947)	$(1,712)
Noninterest income	$14,627	$14,008	$10,612	$7,622	$6,808
Noninterest expense	$57,764	$57,386	$63,619	$64,714	$64,504
Acquisition-related expense (included in noninterest expense)	$672	$966	$7,910	$7,621	$9,234
Net income	$21,227	$19,844	$19,973	$13,276	$14,591
Per Common Share
Earnings (basic)	$0.40	$0.38	$0.39	$0.26	$0.28
Earnings (diluted)	$0.40	$0.37	$0.38	$0.25	$0.28
Book value	$20.71	$20.39	$20.50	$20.35	$20.07
Averages
Total assets	$7,229,187	$7,143,759	$7,192,084	$7,048,864	$7,110,957
Interest-earning assets	$6,339,102	$6,244,692	$6,269,894	$6,101,960	$6,284,281
Loans, including covered loans	$4,646,356	$4,537,107	$4,504,587	$4,504,040	$4,571,181
Securities	$1,645,993	$1,682,370	$1,662,720	$1,512,292	$1,665,180
Deposits	$5,968,881	$5,901,838	$6,003,657	$5,837,018	$5,824,802
Interest-bearing deposits	$3,807,710	$3,772,370	$3,839,060	$3,805,260	$3,986,581
Interest-bearing liabilities	$3,901,016	$3,868,060	$3,886,126	$3,898,997	$4,161,095
Noninterest-bearing deposits	$2,161,171	$2,129,468	$2,164,597	$2,031,758	$1,838,221
Shareholders' equity	$1,084,927	$1,067,353	$1,056,694	$1,036,134	$1,051,380
Financial Ratios
Return on average assets	1.17%	1.11%	1.11%	0.75%	0.82%
Return on average common equity	7.83%	7.45%	7.57%	5.13%	5.56%
Average equity to average assets	15.01%	14.94%	14.69%	14.70%	14.79%
Net interest margin (tax equivalent)	4.86%	4.85%	5.03%	5.37%	5.19%
Period end
Total assets	$7,297,458	$7,237,053	$7,161,582	$7,150,297	$7,070,465
Covered assets, net	$255,151	$274,896	$289,790	$314,898	$351,545
Loans, excluding covered loans, net	$4,452,674	$4,297,076	$4,219,451	$4,193,732	$4,181,018
Allowance for noncovered loan and lease losses	$49,494	$50,442	$52,280	$55,844	$51,698
Securities	$1,621,929	$1,671,594	$1,696,640	$1,602,484	$1,541,039
Deposits	$5,985,069	$6,044,416	$5,959,475	$5,948,967	$5,747,861
Core deposits	$5,735,047	$5,768,434	$5,696,357	$5,662,958	$5,467,899
Shareholders' equity	$1,092,151	$1,074,491	$1,053,249	$1,045,797	$1,030,674
Nonperforming, noncovered assets
Nonaccrual loans	$30,613	$36,397	$34,015	$35,961	$43,610
OREO and OPPO	15,203	15,924	23,918	23,641	24,423
Total nonperforming, noncovered assets	$45,816	$52,321	$57,933	$59,602	$68,033
Nonperforming assets to period-end noncovered loans + OREO and OPPO	1.03%	1.21%	1.37%	1.41%	1.62%
Nonperforming loans to period-end noncovered loans	0.69%	0.85%	0.81%	0.86%	1.04%
Nonperforming assets to period-end noncovered assets	0.65%	0.75%	0.84%	0.87%	1.01%
Allowance for loan and lease losses to period-end noncovered loans	1.11%	1.17%	1.24%	1.33%	1.24%
Allowance for loan and lease losses to nonperforming noncovered loans	161.68%	138.59%	153.70%	155.29%	118.55%
Net noncovered loan charge-offs	$1,548	$1,338	$1,464	$114	$1,421

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Six Months Ended
Unaudited	June 30,		June 30,
	2014	2013 (1)	2014	2013 (1)
	(in thousands except per share)
Interest Income
Loans	$67,004	$74,837	$132,545	$122,865
Taxable securities	6,382	4,890	13,134	9,124
Tax-exempt securities	2,671	2,508	5,289	4,806
Federal funds sold and deposits in banks	30	33	44	234
Total interest income	76,087	82,268	151,012	137,029
Interest Expense
Deposits	729	1,054	1,481	2,143
Federal Home Loan Bank advances	115	(699)	229	(628)
Prepayment charge on Federal Home Loan Bank advances	—	1,548	—	1,548
Other borrowings	119	376	238	495
Total interest expense	963	2,279	1,948	3,558
Net Interest Income	75,124	79,989	149,064	133,471
Provision for loan and lease losses	600	2,000	100	1,000
Provision (recapture) for losses on covered loans, net	1,517	(1,712)	3,939	(732)
Net interest income after provision (recapture) for loan and lease losses	73,007	79,701	145,025	133,203
Noninterest Income
Service charges and other fees	13,790	13,560	26,726	21,154
Merchant services fees	2,040	2,013	3,910	3,864
Investment securities gains, net	296	92	519	462
Bank owned life insurance	976	1,008	1,941	1,706
Change in FDIC loss-sharing asset	(5,050)	(13,137)	(9,869)	(23,620)
Other	2,575	3,272	5,408	4,900
Total noninterest income	14,627	6,808	28,635	8,466
Noninterest Expense
Compensation and employee benefits	31,064	35,657	62,402	57,310
Occupancy	8,587	7,543	16,831	12,296
Merchant processing	998	852	1,978	1,709
Advertising and promotion	950	1,160	1,719	2,030
Data processing and communications	3,680	3,638	7,200	6,218
Legal and professional fees	2,303	5,504	4,472	7,554
Taxes, licenses and fees	1,051	1,204	2,231	2,591
Regulatory premiums	1,073	1,177	2,249	2,034
Net cost (benefit) of operation of other real estate	(97)	(2,828)	49	(5,329)
Amortization of intangibles	1,480	1,693	3,060	2,722
Other (1)	6,675	8,904	12,959	13,418
Total noninterest expense	57,764	64,504	115,150	102,553
Income before income taxes	29,870	22,005	58,510	39,116
Provision for income taxes	8,643	7,414	17,439	12,349
Net Income	$21,227	$14,591	$41,071	$26,767
Earnings per common share
Basic	$0.40	$0.28	$0.79	$0.59
Diluted	$0.40	$0.28	$0.77	$0.58
Dividends paid per common share	$0.24	$0.10	$0.36	$0.20
Weighted average number of common shares outstanding	52,088	50,788	51,600	45,099
Weighted average number of diluted common shares outstanding	52,494	52,125	52,463	45,758
__________
(1) Reclassified to conform to the current period's presentation. The reclassification was limited to removing the separate line item for FDIC clawback liability expense within noninterest expense and including the prior period activity in the line item for other noninterest expense.

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			June 30,	December 31,
			2014	2013
			(in thousands)
ASSETS
Cash and due from banks			$193,816	$165,030
Interest-earning deposits with banks			30,646	14,531
Total cash and cash equivalents			224,462	179,561
Securities available for sale at fair value (amortized cost of $1,581,989 and $1,680,491, respectively)			1,590,017	1,664,111
Federal Home Loan Bank stock at cost			31,912	32,529
Loans held for sale			750	735
Loans, excluding covered loans, net of unearned income of ($57,126) and ($68,282), respectively			4,452,674	4,219,451
Less: allowance for loan and lease losses			49,494	52,280
Loans, excluding covered loans, net			4,403,180	4,167,171
Covered loans, net of allowance for loan losses of ($19,801) and ($20,174), respectively			242,100	277,671
Total loans, net			4,645,280	4,444,842
FDIC loss-sharing asset			27,981	39,846
Interest receivable			22,183	22,206
Premises and equipment, net			156,645	154,732
Other real estate owned ($13,051 and $12,093 covered by FDIC loss-share, respectively)			28,254	35,927
Goodwill			343,952	343,952
Other intangible assets, net			22,792	25,852
Other assets			203,230	217,289
Total assets			$7,297,458	$7,161,582
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$2,190,161	$2,171,703
Interest-bearing			3,794,908	3,787,772
Total deposits			5,985,069	5,959,475
Federal Home Loan Bank advances			110,587	36,606
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			84,651	87,252
Total liabilities			6,205,307	6,108,333
Commitments and contingent liabilities
	June 30,	December 31,
	2014	2013
Preferred stock (no par value)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	52,635	51,265	861,609	860,562
Retained earnings			224,765	202,514
Accumulated other comprehensive income (loss)			3,560	(12,044)
Total shareholders' equity			1,092,151	1,053,249
Total liabilities and shareholders' equity			$7,297,458	$7,161,582

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended June 30,			Three Months Ended June 30,
	2014			2013
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, excluding covered loans, net (1) (3)	$4,373,439	$56,807	5.20%	$4,192,519	$60,881	5.81%
Covered loans, net (2)	272,917	10,622	15.57%	378,662	14,074	14.87%
Taxable securities	1,281,753	6,382	1.99%	1,328,806	4,890	1.47%
Tax exempt securities (3)	364,240	4,192	4.60%	336,375	3,890	4.63%
Interest-earning deposits with banks and federal funds sold	46,753	30	0.26%	47,919	33	0.27%
Total interest-earning assets	6,339,102	$78,033	4.92%	6,284,281	$83,768	5.33%
Other earning assets	130,462			113,403
Noninterest-earning assets	759,623			713,273
Total assets	$7,229,187			$7,110,957
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$480,459	$325	0.27%	$590,261	$535	0.36%
Savings accounts	527,370	14	0.01%	477,574	28	0.02%
Interest-bearing demand	1,187,274	115	0.04%	1,059,772	153	0.06%
Money market accounts	1,612,607	275	0.07%	1,858,974	338	0.07%
Total interest-bearing deposits	3,807,710	729	0.08%	3,986,581	1,054	0.11%
Federal Home Loan Bank advances (4)	68,306	115	0.67%	106,309	849	3.19%
Other borrowings	25,000	119	1.90%	68,205	376	2.21%
Total interest-bearing liabilities	3,901,016	$963	0.10%	4,161,095	$2,279	0.22%
Noninterest-bearing deposits	2,161,171			1,838,221
Other noninterest-bearing liabilities	82,073			60,261
Shareholders’ equity	1,084,927			1,051,380
Total liabilities & shareholders’ equity	$7,229,187			$7,110,957
Net interest income (tax equivalent)		$77,070			$81,489
Net interest margin (tax equivalent)			4.86%			5.19%

(1)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $1.2 million and $840 thousand for the three months ended June 30, 2014 and 2013, respectively. The accretion of net unearned discounts on certain acquired loans was $5.6 million and $10.3 million for the three months ended June 30, 2014 and 2013, respectively.

(2)
Incremental accretion on acquired impaired loans is included in covered loan interest earned. The incremental accretion income on acquired impaired loans was $5.7 million and $7.8 million for the three months ended June 30, 2014 and 2013, respectively.

(3)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on noncovered loans was $425 thousand and $118 thousand for the three months ended June 30, 2014 and 2013, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.5 million and $1.4 million for the three months ended June 30, 2014 and 2013, respectively.

(4)
Federal Home Loan Bank advances includes a prepayment charge of $1.5 million during the three months ended June 30, 2013. As a result of the prepayment, the Company recorded $874 thousand in premium amortization, which partially offset the impact of the prepayment charge.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Six Months Ended June 30,			Six Months Ended June 30,
	2014			2013
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, excluding covered loans, net (1) (3)	$4,311,118	$111,753	5.18%	$3,380,360	$94,045	5.56%
Covered loans, net (2)	280,915	21,574	15.36%	390,954	29,066	14.87%
Taxable securities	1,305,584	13,134	2.01%	1,056,992	9,124	1.73%
Tax exempt securities (3)	358,497	8,301	4.63%	303,122	7,457	4.92%
Interest-earning deposits with banks and federal funds sold	36,043	44	0.24%	184,581	234	0.25%
Total interest-earning assets	6,292,157	$154,806	4.92%	5,316,009	$139,926	5.26%
Other earning assets	128,703			97,094
Noninterest-earning assets	765,849			574,140
Total assets	$7,186,709			$5,987,243
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$491,731	$687	0.28%	$536,750	$1,115	0.42%
Savings accounts	520,678	28	0.01%	402,584	44	0.02%
Interest-bearing demand	1,178,042	223	0.04%	950,352	331	0.07%
Money market accounts	1,599,686	543	0.07%	1,477,098	653	0.09%
Total interest-bearing deposits	3,790,137	1,481	0.08%	3,366,784	2,143	0.13%
Federal Home Loan Bank advances (4)	69,491	229	0.66%	56,751	920	3.24%
Other borrowings	25,000	238	1.90%	46,722	495	2.12%
Total interest-bearing liabilities	3,884,628	$1,948	0.10%	3,470,257	$3,558	0.21%
Noninterest-bearing deposits	2,145,407			1,545,749
Other noninterest-bearing liabilities	80,485			60,570
Shareholders’ equity	1,076,189			910,667
Total liabilities & shareholders’ equity	$7,186,709			$5,987,243
Net interest income (tax equivalent)		$152,858			$136,368
Net interest margin (tax equivalent)			4.86%			5.13%

(1)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on certain acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $2.1 million and $1.5 million for the six months ended June 30, 2014 and 2013, respectively. The accretion of net unearned discounts on certain acquired loans was $11.4 million and $11.3 million for the six months ended June 30, 2014 and 2013, respectively.

(2)
Incremental accretion on acquired impaired loans is included in covered loan interest earned. The incremental accretion income on acquired impaired loans was $12.2 million and $16.2 million for the six months ended June 30, 2014 and 2013, respectively.

(3)
Yields on a fully tax equivalent basis. The tax equivalent yield adjustment to interest earned on noncovered loans was $782 thousand and $246 thousand for the six months ended June 30, 2014 and 2013, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $3.0 million and $2.7 million for the six months ended June 30, 2014 and 2013, respectively.

(4)
Federal Home Loan Bank advances includes a prepayment charge of $1.5 million during the six months ended June 30, 2013. As a result of the prepayment, the Company recorded $874 thousand in premium amortization, which partially offset the impact of the prepayment charge.

Non-GAAP Financial Measures
The Company considers its operating net interest margin and operating efficiency ratios to be important measurements as they more closely reflect the ongoing operating performance of the Company. Despite the importance of the operating net interest margin and operating efficiency ratio to the Company, there are no standardized definitions for them and, as a result, the Company's calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company's calculation of the operating net interest margin and operating efficiency ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$77,070	$81,489	$152,858	$136,368
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on FDIC acquired impaired loans	(5,734)	(7,837)	(12,223)	(16,212)
Incremental accretion income on other FDIC acquired loans	(95)	(638)	(299)	(1,708)
Incremental accretion income on other acquired loans	(5,481)	(9,635)	(11,096)	(9,635)
Premium amortization on acquired securities	1,554	3,054	3,179	3,054
Interest reversals on nonaccrual loans	392	145	680	394
Prepayment charges on FHLB advances	—	1,548	—	1,548
Operating net interest income (tax equivalent) (1)	$67,706	$68,126	$133,099	$113,809
Average interest earning assets	$6,339,102	$6,284,281	$6,292,157	$5,316,009
Net interest margin (tax equivalent) (1)	4.86%	5.19%	4.86%	5.13%
Operating net interest margin (tax equivalent) (1)	4.27%	4.34%	4.23%	4.28%

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$57,764	$64,504	$115,150	$102,553
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(672)	(9,234)	(1,638)	(9,957)
Net benefit of operation of OREO and OPPO	117	2,820	95	5,425
FDIC clawback liability benefit (expense)	103	(199)	(101)	(430)
Loss on asset disposals	(431)	(8)	(450)	(33)
State of Washington Business and Occupation ("B&O") taxes	(972)	(1,120)	(2,047)	(2,455)
Operating noninterest expense (numerator B)	$55,909	$56,763	$111,009	$95,103

Net interest income (tax equivalent) (1)	$77,070	$81,489	$152,858	$136,368
Noninterest income	14,627	6,808	28,635	8,466
Bank owned life insurance tax equivalent adjustment	556	556	1,105	941
Total revenue (tax equivalent) (denominator A)	$92,253	$88,853	$182,598	$145,775

Operating net interest income (tax equivalent) (1)	$67,706	$68,126	$133,099	$113,809
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gains, net	(296)	(92)	(519)	(462)
Gain on asset disposals	(18)	(21)	(50)	(41)
Change in FDIC loss-sharing asset	5,050	13,137	9,869	23,620
Operating noninterest income (tax equivalent)	19,919	20,388	39,040	32,524
Total operating revenue (tax equivalent) (denominator B)	$87,625	$88,514	$172,139	$146,333
Efficiency ratio (tax equivalent) (numerator A/denominator A)	62.61%	72.60%	63.06%	70.35%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	63.80%	64.13%	64.49%	64.99%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of  $1.9 million and $1.5 million for the three months ended June 30, 2014 and 2013, respectively, and $3.8 million and $2.9 million for the six months ended June 30, 2014 and 2013, respectively.

Non-GAAP Financial Measures - Continued
The Company considers its ratio of allowance for loan and lease losses to period-end noncovered loans, excluding acquired loans to be an important measurement it more closely reflects the ongoing allowance coverage and provides a ratio that is more comparable to other bank holding companies that have not had similar acquisitions. Despite the importance of this ratio to the Company, there are no standardized definitions for it and, as a result, the Company's calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of this measure to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following table reconciles the Company's calculation of the allowance for loan and lease losses to period-end noncovered loans, excluding acquired loans:

	June 30,	December 31,
	2014	2013
	(dollars in thousands)
Allowance for loan and lease losses (numerator a)	$49,494	$52,280
Less: Allowance for loan and lease losses attributable to acquired loans	(3,626)	(4,188)
Equals: Allowance for noncovered loans, excluding acquired loans (numerator b)	$45,868	48,092

Loans, excluding covered loans, net of unearned income (denominator a)	$4,452,674	$4,219,451
Less: Acquired loans, net of unearned income	(1,031,516)	(1,181,542)
Equals: Loans, excluding covered loans and acquired loans, net of unearned income (denominator b)	$3,421,158	$3,037,909

Allowance for loan and lease losses to period-end noncovered loans (numerator a/denominator a)	1.11%	1.24%
Allowance for loan and lease losses to period-end noncovered loans, excluding acquired loans (numerator b/denominator b)	1.34%	1.58%